Exhibit 99.1

PRESS RELEASE

10/21/15

Carlisle Companies Reports Record Income from Continuing Operations of $103.6 million and Record EBIT Margin of 16.6% in the Third Quarter 2015

Reports $1.56 Earnings Per Share from Continuing Operations for the Third Quarter 2015, a 19% Increase Over the Prior Year

CHARLOTTE, NORTH CAROLINA, October 21, 2015 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $973.1 million for the quarter ended September 30, 2015, a 7.6% increase from $904.1 million in the third quarter 2014.  Net sales from the acquisition of the Finishing Brands business, which now constitutes the Carlisle Fluid Technologies (CFT) segment, contributed 7.5% to net sales in the third quarter.  Net sales from the acquisition of LHi Technology (LHi), reported in the Carlisle Interconnect Technologies (CIT) segment, contributed 2.9% to net sales.  Organic net sales (defined as net sales excluding sales from acquisitions within the last twelve months, as well as the impact of changes in foreign exchange rates versus the U.S. Dollar) declined by 1.0%.  Fluctuations from foreign exchange had a negative impact to net sales of 1.8%.

Income from continuing operations in the third quarter 2015 increased 20% to a record $103.6 million, compared with $86.3 million in the third quarter 2014, reflecting lower raw material costs, savings from the Carlisle Operating System and contribution from acquisitions.  These positive impacts were partially offset by lower selling price and foreign exchange fluctuations.  On a per share basis, income from continuing operations in the third quarter 2015 increased 19% to $1.56 per diluted share, from $1.31 per diluted share in the prior year.

All financial and percentage comparisons in our third quarter reporting are made to the same quarter of the previous year, unless otherwise stated.  On April 1, 2015, the Company completed the acquisition of the Finishing Brands business.  Beginning in the second quarter 2015, the Company added a reportable segment, Carlisle Fluid Technologies, to reflect the acquisition of Finishing Brands.  This press release also includes a comparison of three and nine months ended September 30, 2015 to 2014 selected financial results on a pro forma basis for Carlisle and the CFT segment, which assumes the acquisition of Finishing Brands had occurred on January 1, 2014.  For selected pro forma information and reconciliation to the reported GAAP amounts, refer to the financial exhibits.

Comment

David A. Roberts, Chairman and Chief Executive Officer, said, “We achieved record performance in the third quarter for EBIT (earnings before interest and income taxes), EBIT margin and net earnings.  In addition, performance improved significantly from the second quarter at our two most recent acquisitions, Carlisle Fluid Technologies and LHi.  Our organic net sales decreased 1.0% for the quarter.  Despite slightly lower organic net sales growth, we achieved 21% growth in EBIT and our EBIT margin increased 180 basis points to a record high of 16.6%.

“At Carlisle Construction Materials (CCM), we remained resolute in maintaining selling price in the commercial roofing market.  Partly as a result, CCM net sales in the third quarter were lower organically by 1.2%.  Despite the lower sales, CCM’s EBIT performance was excellent in the third quarter.   EBIT grew 19% and EBIT margin expanded 380 basis points to a record high 20.3%, reflecting lower raw material costs, savings from the Carlisle Operating System and the non-recurrence of plant startup costs.  While our net sales results were lower in the third quarter than previously expected, we remain positive about the strength and outlook for the commercial roofing market.  For the full year, we expect low-to-mid single digit net sales growth and record EBIT and EBIT margin at CCM.

“Carlisle Interconnect Technologies’ (CIT) net sales grew 23% during the quarter, reflecting 16% growth from the acquisition of LHi and organic net sales growth of 7.4%.  CIT continued its excellent track record in the aerospace market as net sales grew 8% despite contractual selling price reductions.  CIT’s EBIT margin of 20.4% was outstanding.  Also impressive was the EBIT margin contribution from the LHi medical acquisition of 13.1%, a 480 basis point increase from its margin contribution in the second quarter.  We continue to expect record performance from CIT for the full year.

“Net sales at Carlisle Fluid Technologies (CFT) were $67.9 million in the third quarter.  Sequentially, CFT’s sales reflect a 10% increase over net sales in the second quarter of 2015.  CFT achieved an impressive EBIT margin of 14.9% in the third quarter which includes approximately 630 basis points of acquisition related amortization expense.  The quarter’s strong performance is evidence of the significant potential of this segment. As previously announced, Barry Holt was appointed President of CFT.  Barry brings with him the leadership and industry experience to solidify CFT as another strong growth platform for Carlisle.

“At Carlisle Brake & Friction (CBF), we continue to experience new lows in our key markets due to the continued global economic slowdown. Net sales at CBF declined 21% in the third quarter, consisting of a 16% decline in volume and a 4.8% decline due to foreign exchange.  CBF’s EBIT was only marginally positive in the third quarter due to the significant sales decline as well as $1.1 million in severance charges. We believe we have seen the bottom of this cycle but do not see signs of recovery in the near term.  As recently announced, Ted Messmer was appointed President of CBF, bringing with him extensive leadership experience.

“Carlisle FoodService Products’ (CFS) results were slightly higher in the third quarter in both net sales and EBIT reflecting growth in our foodservice and janitorial/sanitation markets. EBIT margin for the quarter was 12.4%, a 30 basis point improvement over the prior year.

“We generated $189 million in free cash flow in the third quarter and ended the quarter with $354 million cash on hand.  Year-to-date we’ve returned $111 million in capital to shareholders through dividends and share repurchases.”

Roberts concluded by stating, “We continue to expect 2015 to be an outstanding year for Carlisle with the establishment of the CFT segment and record results at CCM and CIT.  We now expect organic net sales growth to be in the low-to-mid single digit percent range. We expect EBIT and EBIT margin improvement primarily from continued favorable raw material conditions, savings from the Carlisle Operating System, and sales growth leverage.  Capital expenditures are expected to be between $70 million and $80 million in 2015.  We remain favorably positioned with our liquidity and strong balance sheet to continue to pursue growth opportunities both organically and through acquisitions, while returning value to shareholders.”

Segment Results for Third Quarter 2015

Carlisle Construction Materials (CCM):  Net sales in the third quarter 2015 declined 3.2% to $570.1 million, reflecting a 2.0% negative impact due to foreign exchange fluctuations and a decline in organic net sales of 1.2%.  CCM’s organic net sales decline reflected slightly lower selling price and flat volume.  CCM’s EBIT margin rose 380 basis points to 20.3%, primarily reflecting lower raw material costs, savings from the Carlisle Operating System and the non-recurrence of plant startup expenses of $2.0 million in the prior year.  These positive impacts were partially offset by lower selling price, unfavorable changes in mix and the negative impact from foreign exchange fluctuations.

Carlisle Interconnect Technologies (CIT): Net sales in the third quarter 2015 grew 23% to $202.3 million, reflecting acquisition growth of 16% and organic growth of 7.4%. Net sales in CIT’s aerospace market were up 8%. Net sales to the military market were up 10%.  Net sales into the test and measurement market were flat reflecting timing of orders from larger customers.  Net sales to the industrial market were down 20%.  The acquisition of LHi in the medical market contributed $25.9 million in net sales and $3.4 million in EBIT.  CIT’s EBIT margin of 20.4% remained relatively level with the prior year, despite the impact of lower selling price from contractual reductions and the dilutive impact of LHi on EBIT margin.  These negative impacts were offset by higher organic net sales volume, savings from the Carlisle Operating System and favorable changes in mix.

Carlisle Fluid Technologies (CFT):  Net sales in the third quarter 2015 were $67.9 million. On a pro forma basis, net sales in the third quarter grew 2.6% versus pro forma net sales in the prior year, primarily reflecting 9.7% organic net sales growth partially offset by a 7.1% negative impact due to foreign currency fluctuations. On a pro forma basis, CFT’s EBIT margin for the third quarter of 2015 increased 250 basis points to 14.9% from the prior period due primarily to higher selling price, net sales volume growth and favorable changes in mix.  Included in CFT’s EBIT for the third quarter 2015 was $0.4 million in severance expense.

Carlisle Brake & Friction (CBF): Net sales in the third quarter of 2015 declined 21% to $70.7 million, comprised of 16% lower organic net sales and a 4.8% negative impact on net sales from foreign exchange rate fluctuations.  Net sales in the construction market declined by 29%.  Net sales in the agriculture and mining markets declined by 16% and 24%, respectively. CBF’s EBIT margin during the third quarter decreased 610 basis points to 0.7%, primarily due to lower sales volume and the negative impact of foreign exchange.  Included in CBF’s EBIT in the third quarter was $1.1 million in severance related expense.

Carlisle FoodService Products (CFS): Net sales in the third quarter 2015 grew 1.3% to $62.1 million.  Net sales in the foodservice and janitorial/sanitation markets grew by 2% and 5%,

respectively.  Net sales in the healthcare market declined by 2%.  CFS’ EBIT margin during the quarter grew 30 basis points to 12.4% on lower raw material costs and operating efficiencies, partially offset by lower selling price related to incentives.

Corporate Expense

The $2.8 million increase in Corporate expense in the third quarter 2015 primarily reflected increased spending, including incentive expense related to the Carlisle Operating System.

Cash Flow

Cash flow provided from operations of $352.9 million for the nine months ended September 30, 2015 was $188.2 million higher than cash provided of $164.7 million for the prior year period primarily due to higher net earnings and lower usage of cash for working capital in 2015 versus the prior period.  For the first nine months of 2015, average working capital (defined as the average of the quarter-end balances, excluding current year acquisitions, of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales from continuing operations, excluding current year acquisitions, calculated on an annualized basis) increased to 18.3%, as compared to 17.7% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $304.2 million for the first nine months of 2015, an increase of $232.6 million versus the prior year.  The increase in free cash flow was primarily attributable to increased cash provided from operations and lower capital expenditures in the first nine months of 2015 versus the prior year.

Net cash used in investing activities of $647.5 million for the nine months ended September 30, 2015 included $598.9 million used for the acquisition of Finishing Brands, net of cash acquired.  Total cash used for the acquisition of Finishing Brands includes a final working capital adjustment of $21.1 million that was paid to the seller in the third quarter of 2015.

During the first nine months of 2015, the Company repurchased 591,062 shares under our share repurchase program.  The Company increased its dividend by 20% during the third quarter 2015, reflecting the 39th year of consecutive dividend increases.

Conference Call and Webcast

The Company will discuss third quarter 2015 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,”

“plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare, sanitary maintenance, transportation, general industrial, protective coating, wood, specialty and auto refinishing. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.2 billion in net sales in 2014, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:                 Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions except share and per share amounts)	2015	2014	2015	2014

Net Sales	$973.1	$904.1	$2,667.0	$2,414.0

Cost and expenses:
Cost of goods sold	677.6	667.0	1,913.1	1,790.2
Selling and administrative expenses	121.7	94.4	345.4	282.0
Research and development expenses	11.3	8.6	31.0	25.0
Other expense (income), net	0.7	0.1	1.3	(2.5)

Earnings before interest and income taxes	161.8	134.0	376.2	319.3

Interest expense, net	8.7	7.7	25.6	23.8
Earnings before income taxes from continuing operations	153.1	126.3	350.6	295.5

Income tax expense	49.5	40.0	112.7	97.1
Income from continuing operations	103.6	86.3	237.9	198.4

Discontinued operations
Loss before income taxes	—	(0.6)	—	(1.7)
Income tax benefit	—	(1.6)	—	(1.7)
Income from discontinued operations	—	1.0	—	—
Net income	$103.6	$87.3	$237.9	$198.4

Basic earnings per share attributable to common shares(1)
Income from continuing operations	$1.59	$1.34	$3.64	$3.07
Income from discontinued operations	—	0.01	—	—
Basic earnings per share	$1.59	$1.35	$3.64	$3.07

Diluted earnings per share attributable to common shares(1)
Income from continuing operations	$1.56	$1.31	$3.58	$3.01
Income from discontinued operations	—	0.01	—	—
Diluted earnings per share	$1.56	$1.32	$3.58	$3.01

Average shares outstanding - in thousands
Basic	64,970	64,149	64,952	64,043
Diluted	65,987	65,447	66,052	65,315

Dividends declared and paid	$19.6	$16.2	$52.7	$45.0
Dividends declared and paid per share	$0.30	$0.25	$0.80	$0.69

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$103.1	$85.7	$236.3	$196.8
Net income	$103.1	$86.7	$236.3	$196.8

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(in millions, except percentages)	2015	2014	Amount	Percent	2015	2014	Amount	Percent

Net Sales

Carlisle Construction Materials	$570.1	$589.1	$(19.0)	(3.2)%	$1,519.0	$1,472.2	$46.8	3.2%
Carlisle Interconnect Technologies	202.3	164.4	37.9	23.1	595.0	477.5	117.5	24.6
Carlisle Fluid Technologies	67.9	—	67.9	—	129.6	—	129.6	—
Carlisle Brake & Friction	70.7	89.3	(18.6)	(20.8)	242.1	279.1	(37.0)	(13.3)
Carlisle FoodService Products	62.1	61.3	0.8	1.3	181.3	185.2	(3.9)	(2.1)
Total	$973.1	$904.1	$69.0	7.6%	$2,667.0	$2,414.0	$253.0	10.5%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$115.5	$97.0	$18.5	19.1%	$264.3	$210.0	$54.3	25.9%
Carlisle Interconnect Technologies	41.2	33.9	7.3	21.5	111.8	98.7	13.1	13.3
Carlisle Fluid Technologies	10.1	—	10.1	—	9.1	—	9.1	—
Carlisle Brake & Friction	0.5	6.1	(5.6)	(91.8)	16.8	26.1	(9.3)	(35.6)
Carlisle FoodService Products	7.7	7.4	0.3	4.1	20.3	22.9	(2.6)	(11.4)
Corporate	(13.2)	(10.4)	(2.8)	(26.9)	(46.1)	(38.4)	(7.7)	(20.1)
Total	$161.8	$134.0	$27.8	20.7%	$376.2	$319.3	$56.9	17.8%

EBIT Margins

Carlisle Construction Materials	20.3%	16.5%			17.4%	14.3%
Carlisle Interconnect Technologies	20.4	20.6			18.8	20.7
Carlisle Fluid Technologies	14.9	—			7.0	—
Carlisle Brake & Friction	0.7	6.8			6.9	9.4
Carlisle FoodService Products	12.4	12.1			11.2	12.4
Corporate	(1.4)	(1.2)			(1.7)	(1.6)
Total	16.6%	14.8%			14.1%	13.2%

Carlisle Companies Incorporated

Unaudited Pro Forma Segment Information(1)

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
	2015	2014	Amount	Percent	2015	2014	Amount	Percent

Net Sales

Carlisle Construction Materials	$570.1	$589.1	$(19.0)	(3.2)%	$1,519.0	$1,472.2	$46.8	3.2%
Carlisle Interconnect Technologies	202.3	164.4	37.9	23.1	595.0	477.5	117.5	24.6
Carlisle Fluid Technologies	67.9	66.2	1.7	2.6	190.8	200.9	(10.1)	(5.0)
Carlisle Brake & Friction	70.7	89.3	(18.6)	(20.8)	242.1	279.1	(37.0)	(13.3)
Carlisle FoodService Products	62.1	61.3	0.8	1.3	181.3	185.2	(3.9)	(2.1)
Total	$973.1	$970.3	$2.8	0.3%	$2,728.2	$2,614.9	$113.3	4.3%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$115.5	$97.0	$18.5	19.1%	$264.3	$210.0	$54.3	25.9%
Carlisle Interconnect Technologies	41.2	33.9	7.3	21.5	111.8	98.7	13.1	13.3
Carlisle Fluid Technologies	10.1	8.2	1.9	23.2	26.4	16.6	9.8	59.0
Carlisle Brake & Friction	0.5	6.1	(5.6)	(91.8)	16.8	26.1	(9.3)	(35.6)
Carlisle FoodService Products	7.7	7.4	0.3	4.1	20.3	22.9	(2.6)	(11.4)
Corporate	(13.2)	(10.4)	(2.8)	(26.9)	(44.8)	(39.8)	(5.0)	(12.6)
Total	$161.8	$142.2	$19.6	13.8%	$394.8	$334.5	$60.3	18.0%

EBIT Margins

Carlisle Construction Materials	20.3%	16.5%			17.4%	14.3%
Carlisle Interconnect Technologies	20.4	20.6			18.8	20.7
Carlisle Fluid Technologies	14.9	12.4			13.8	8.3
Carlisle Brake & Friction	0.7	6.8			6.9	9.4
Carlisle FoodService Products	12.4	12.1			11.2	12.4
Corporate	(1.4)	(1.1)			(1.6)	(1.5)
Total	16.6%	14.7%			14.5%	12.8%

(1) See the last page of the financial exhibits for a reconciliation of the pro forma net sales and EBIT reported above.

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in millions except share and per share amounts)	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$354.4	$730.8
Receivables, net of allowance of $5.0 in 2015 and $4.8 in 2014	600.8	439.2
Inventories	383.8	339.1
Deferred income taxes	35.2	35.4
Prepaid expenses and other current assets	52.2	67.0
Total current assets	1,426.4	1,611.5

Property, plant, and equipment, net of accumulated depreciation	580.0	547.3

Other assets:
Goodwill, net	1,137.2	964.5
Other intangible assets, net	906.1	611.7
Other long-term assets	25.9	23.7
Total other assets	2,069.2	1,599.9

TOTAL ASSETS	$4,075.6	$3,758.7

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$149.9	$—
Accounts payable	267.5	198.0
Accrued expenses	216.9	176.3
Deferred revenue	27.3	17.9
Total current liabilities	661.6	392.2

Long-term liabilities:
Long-term debt	598.7	749.8
Deferred revenue	155.9	151.1
Other long-term liabilities	295.3	260.6
Total long-term liabilities	1,049.9	1,161.5

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 200,000,000 shares; 78,661,248 shares issued; 64,855,456 outstanding in 2015 and 64,691,059 outstanding in 2014	78.7	78.7
Additional paid-in capital	284.9	247.8
Deferred compensation equity	8.4	6.0
Cost of shares in treasury - 13,578,670 shares in 2015 and 13,723,201 shares in 2014	(250.1)	(200.1)
Accumulated other comprehensive loss	(77.4)	(61.8)
Retained earnings	2,319.6	2,134.4
Total shareholders’ equity	2,364.1	2,205.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,075.6	$3,758.7

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in millions)	2015	2014

Operating activities
Net income	$237.9	$198.4
Reconciliation of net income to cash flows provided by operating activities:
Depreciation	54.6	47.4
Amortization	40.8	28.4
Non-cash compensation, net of tax benefit	1.0	10.3
(Gain) loss on sale of property and equipment, net	0.4	(1.9)
Deferred taxes	2.3	(0.7)
Foreign exchange (gain) loss	0.2	(0.3)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(108.3)	(152.5)
Inventories	(6.5)	(38.1)
Prepaid expenses and other assets	0.6	(2.4)
Accounts payable	49.4	57.8
Accrued expenses and deferred revenues	77.4	16.0
Long-term liabilities	1.9	3.1
Other operating activities	1.2	(0.8)
Net cash provided by operating activities	352.9	164.7

Investing activities
Capital expenditures	(48.7)	(93.1)
Acquisitions, net of cash	(598.9)	—
Proceeds from sale of property and equipment	0.1	2.7
Proceeds from sale of business	—	9.7
Net cash used in investing activities	(647.5)	(80.7)

Financing activities
Net change in short-term borrowings and revolving credit lines	(1.4)	—
Repayments of long-term debt	(1.5)	—
Dividends	(52.7)	(45.0)
Proceeds from issuance of treasury shares and stock options	35.2	12.7
Repurchases of common stock	(57.9)	—
Net cash used in financing activities	(78.3)	(32.3)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(3.5)	(1.1)
Change in cash and cash equivalents	(376.4)	50.6
Cash and cash equivalents
Beginning of period	730.8	754.5
End of period	$354.4	$805.1

Carlisle Companies Incorporated

Unaudited Reconciliation of Reported Amounts to Pro Forma Amounts

The pro forma net sales, EBIT, and EBIT margin of (1) Carlisle Companies and Finishing Brands combined and (2) the CFT segment inclusive of Finishing Brands are provided in this earnings release because management of the Company believes that the pro forma financial information provides investors with additional information regarding trends in the financial performance of the Finishing Brands business in the periods presented in the earnings release, particularly those related to changes in net sales attributable to foreign exchange fluctuations and changes in prices, and its impact on the EBIT results of the Company as well as the CFT segment.

The information provided in the Unaudited Pro Forma Segment Information reflects the net sales, EBIT, and EBIT margin of (1) Carlisle Companies and Finishing Brands Combined and (2) the CFT Segment on a pro forma basis under the requirements of US GAAP in ASC 805.  The Company will also disclose the Company’s and Finishing Brands’ combined pro forma financial information in its US GAAP financial statement footnotes under Item 1 of the third quarter 2015 Form 10Q.

The pro forma financial information presented below, as required under ASC 805, assumes the acquisition of Finishing Brands was consummated on January 1, 2014 and therefore net sales and EBIT of Finishing Brands have been combined with those of the Company in the periods prior to April 1, 2015, the date of the acquisition, and have been adjusted under the ASC 805 requirements.

Accordingly, certain non-recurring costs related to the valuation of inventory at fair value and other costs associated with the acquisition, primarily professional fees, have been removed from the results of the first nine months of 2015 and included in those of the first nine months of 2014.  Also, the periods from January 1, 2014 to March 31, 2015 include incremental amortization and depreciation related to the measurement of intangible assets and property, plant and equipment at fair value.  The pro forma financial information may not necessarily be indicative of future results.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Carlisle Companies and Finishing Brands Combined Pro Forma Results	2015	2014	2015	2014

Reported Carlisle Companies Net Sales	$973.1	$904.1	$2,667.0	$2,414.0
Historical Net Sales of Finishing Brands not included in CSL historical Net Sales	—	66.2	61.2	200.9
Carlisle Companies and Finishing Brands Combined Pro Forma Net Sales	$973.1	$970.3	$2,728.2	$2,614.9

Reported Carlisle Companies EBIT	$161.8	$134.0	$376.2	$319.3
Historical EBIT of Finishing Brands not included in CSL historical EBIT	—	12.4	10.0	38.6
Increase in amortization expense related to technology-based intangibles	—	(1.3)	(1.3)	(4.0)
Decrease in depreciation expense related to property, plant and equipment	—	0.2	0.2	0.6
Increase in amortization expense related to customer-based intangibles	—	(3.1)	(3.1)	(9.3)
Decrease/(increase) in product cost related acquired inventory	—	—	8.6	(8.6)
Decrease/(increase) in acquisition-related costs	—	—	4.2	(2.1)
Carlisle Companies and Finishing Brands Combined Pro Forma EBIT	$161.8	$142.2	$394.8	$334.5

Reported Carlisle Companies EBIT Margin	16.6%	14.8%	14.1%	13.2%
Carlisle Companies and Finishing Brands Combined Pro Forma EBIT Margin	16.6%	14.7%	14.5%	12.8%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
CFT Segment Pro Forma Results	2015	2014	2015	2014

Reported Segment Net Sales	$67.9	$—	$129.6	$—
Historical Net Sales of Finishing Brands not included in CSL historical Net Sales	—	66.2	61.2	200.9
CFT Pro Forma Net Sales	$67.9	$66.2	$190.8	$200.9

Reported Segment EBIT	$10.1	$—	$9.1	$—
Historical EBIT of Finishing Brands not included in CSL historical EBIT	—	12.4	10.0	38.6
Increase in amortization expense related to technology-based intangibles	—	(1.3)	(1.3)	(4.0)
Decrease in depreciation expense related to property, plant and equipment	—	0.2	0.2	0.6
Increase in amortization expense related to customer-based intangibles	—	(3.1)	(3.1)	(9.3)
Decrease/(increase) in product cost related acquired inventory	—	—	8.6	(8.6)
Decrease/(increase) in acquisition-related costs	—	—	2.9	(0.7)
CFT Segment Pro Forma EBIT	$10.1	$8.2	$26.4	$16.6

Reported CFT Segment EBIT Margin	14.9%	—	7.0%	—
CFT Segment Pro Forma EBIT Margin	14.9%	12.4%	13.8%	8.3%